Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 (No. 333-193984) of King Digital Entertainment plc of our report dated February 18, 2014, except for the effects of the corporate reorganization by way of a share-for-share exchange described in Note 1 as to which the date is March 25, 2014, relating to the financial statements of King Digital Entertainment plc, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

March 25, 2014